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                                 EXHIBIT 99.1


                 STARBUCKS WRITING DOWN INVESTMENT IN LIVING.COM
    MAINTAINS EXPECTATIONS FOR FY 2000 AND FY 2001, EXCLUDING NON-CASH CHARGE

SEATTLE, August 16, 2000 -- Starbucks Corporation (NASDAQ: SBUX) today announced it will write down its equity investment in Living.com as a result of the recent announcement that Living.com intends to file for Chapter 7 bankruptcy. Starbucks will record a pre-tax non-cash charge of $20.6 million representing 100 percent of the carrying value, which will be reflected in its financial results for the thirteen-week period ending October 1, 2000.

This non-cash charge is expected to reduce Starbucks after-tax diluted earnings per share by approximately $0.07 for the fourth quarter and for the full year of fiscal 2000. Excluding this charge, Starbucks continues to target current analysts' consensus earnings per share estimates of $0.22 for the fourth quarter of fiscal 2000 and $0.71 for the full year fiscal 2000. The write-down of this investment does not affect Starbucks earnings expectations for fiscal year 2001 of $0.90 to $0.92 per share.

Following this write-down, Starbucks has investments of $43 million (at cost) in equity instruments of public and private Internet and e-commerce companies. In recent months, companies in the Internet and e-commerce industries have experienced difficulties, including difficulties in raising proceeds to fund expansion or to continue operations. Starbucks regularly monitors and evaluates the carrying value of these investments. If events and circumstances indicate that these assets might be permanently impaired, Starbucks may conclude in the future that some or all of these investments warrant similar non-cash write-downs.

With respect to any forward-looking statements in this release, actual results may differ materially from our expectations. Factors such as coffee and other raw material prices and availability, execution of expansion plans and the effect of competition, among others, could impact such results and are discussed in more detail in our annual and quarterly reports filed with the Securities and Exchange Commission.

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world. In addition to its more than 3,300 retail locations in North America, the United Kingdom, the Pacific Rim and the Middle East, Starbucks sells coffee and tea products through its specialty operations, including its online store at starbucks.com. Additionally, Starbucks produces and sells bottled Frappuccino(R) coffee drink and a line of superpremium ice creams through its joint venture partnerships and offers a line of innovative premium teas produced by its wholly owned subsidiary, Tazo Tea Company.